Exhibit 10.1

AMENDMENT No. 4

To

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

The Amended and Restated SAVVIS, Inc. 2003 Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this amendment (the “Amendment”) by the Board of Directors of SAVVIS, Inc. (the “Corporation”), subject to approval of this Amendment by the stockholders of the Corporation, as provided below:

1. The first sentence of Section 4 is hereby amended and restated in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 12,800,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan was approved by the Company’s stockholders, plus the number of shares that subsequently became or become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 3,066,666 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4.”

2. The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Corporation. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

* * *

The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on February 10, 2009, subject to approval of the Amendment by stockholders of the Corporation.